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                                                                       Exhibit 4

                       [Form of Common Stock Certificate]

United Financial, Inc.

Incorporated under the laws of the State of North Carolina

This Certifies that _____________ is the owner of ______________ fully paid and nonassessable shares of the common stock of the par value of $1.00 each of United Financial, Inc. transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney on surrender of this certificate properly endorsed. This certificate is not valid until countersigned and registered by the Transfer Agent and registered by the Registrar.

WITNESS, the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated __________


______________________                     _____________________________________
Secretary                                  President and Chief Executive Officer

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The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenants in common
TEN ENT - as tenants by the entireties
JT TEN - as joint tenants with rights of survivorship and not as tenants in common UNIF GIFT MIN ACT ___________ Custodian __________ under Uniform Gift to Minors Act

Additional may be used though not in the above list.

For value received, _____________ hereby sell, assign and transfer unto ____________ of the common stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ___________ Attorney to transfer the said stock on the books of the within-named Corporation with full power of substitution in the premises.

Dated ______________


__________________________
Signature(s)